Mail Stop 6010


								March 29, 2006


Darryl Canfield
Chief Financial Officer
Biophan Technologies, Inc.
150 Lucius Gordon Drive, Suite 215
West Henrietta, New York 14586


	Re:	Biophan Technologies, Inc.
		Form 10-KSB for year ended February 28, 2005
		Filed May 27, 2005
		File No. 000-26057

Dear Mr. Canfield:

	We have completed our review of your Form 10-KSB and related filings and do not, at this time, have any further comments.


								Sincerely,



								Martin F. James
								Senior Assistant Chief
Accountant